     As Filed with the Securities and Exchange Commission on August 8, 2003

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               SEDONA CORPORATION
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

               PENNSYLVANIA                           95-4091769
    -------------------------------      ---------------------------------------
    (State or Other Jurisdiction of      (I.R.S. Employer Identification Number)
     Incorporation or Organization)


                         1003 West 9th Avenue, 2nd Floor
                       King of Prussia, Pennsylvania 19406
                                 (610) 337-8400
                    -----------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                              Consulting Agreements
               ---------------------------------------------------
                            (Full title of the plan)

                                 Marco A. Emrich
                      President and Chief Executive Officer
                         1003 West 9th Avenue, 2nd Floor
                       King of Prussia, Pennsylvania 19406
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (610) 337-8400
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             Robert B. Murphy, Esq.
                           Enger McCartney-Smith, Esq.
                               Pepper Hamilton LLP
                                 Hamilton Square
                           600 Fourteenth Street, N.W.
                           Washington, D.C. 20005-2004
                                  202-220-1200

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                       Proposed               Proposed
      Title of shares              Amount          maximum offering      maximum aggregate          Amount of
     to be registered         to be registered      price per share      offering price (1)      registration fee
---------------------------------------------------------------------------------------------------------------------
       Common Stock            3,000,000 (2)            $0.18 (3)             $540,000                 $43.69
     ($.01 par value)
=====================================================================================================================

(1) Consists of shares purchasable upon exercise of outstanding options to purchase common stock.

(2) Consists of 3,000,000 shares issuable under the SEDONA Corporation 2000 Incentive Stock Option Plan

(3) Estimated pursuant to paragraph (h) of Rule 457 solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of common stock on the Over the Counter Bulletin Board on August 7, 2003 with respect to the 3,000,000 shares subject to future grant under the Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

                  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the "Commission"), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.           Registrant Information and Employee Plan Annual Information.

                  SEDONA Corporation. (the "Registrant") will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to SEDONA Corporation, 1003 West 9th Avenue, 2nd Floor, King of Prussia, PA 19406, Attention: Corporate Secretary; telephone number (610) 337-8400.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

                  (a) The Registrant's prospectus filed pursuant to Rule 424(b) under the Exchange Act on June 23, 2003.

                  (b) The Registrant's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002.

                  (c) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

                  (d) The Registrant's Current Report on Form 8-K dated June 27, 2003.

                  (e) The description of the Common Stock contained in the Registrant's Rule 424(b) prospectus filed June 23, 2003 with the Commission under the Securities Exchange Act of 1934 and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

                  All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.           Indemnification of Directors and Officers.

                  The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

                  In Pennsylvania, the statutory provisions for indemnification and advancement of expenses, including Sections 1741-1750 of the BCL, are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions.

                  Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                  The provisions of Article VII of the Company's by-laws (the "By-laws") require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and specific liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

                  Under the indemnification provisions of the By-laws, a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

                  Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

                  Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the Nasdaq system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

                  Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

                  Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

                  All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

                  Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                  The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

         Exhibit No.       Description
         -----------       -----------

         4.1 Articles of Incorporation of the Registrant (Incorporated herein by reference to and as filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated June 15, 1992).

         4.2 Bylaws of the Registrant (Incorporated herein by reference to and as filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated June 15, 1992).

         4.3 Amendment to Articles of Incorporation of the Registrant (Incorporated herein by reference to and as filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

         4.4 SEDONA Corporation 2000 Incentive Stock Option Plan as filed with the SEC on form S-8, April 30, 2001.

         5.1               Opinion of Pepper Hamilton LLP.

         10.48             Consulting Agreement dated May 6, 2003

         10.49             Consulting Agreement dated May 6, 2003

         10.50             Consulting Agreement dated May 3, 2003

         23.1              Consent of Ernst & Young LLP.

         23.2 Consent of Pepper Hamilton LLP (included in opinion filed as Exhibit 5.1).

         24.1              Power of Attorney (included on signature pages).

Item 9.           Undertakings.

                  The undersigned Registrant hereby undertakes as follows:

                  (a) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania, on August 8, 2003.

                               SEDONA CORPORATION


                               By: Marco A. Emrich
                                   -------------------------------------
                                   Marco A. Emrich
                                   President and Chief Executive Officer


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marco A. Emrich his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                           Title                                   Date
              ---------                                           -----                                   ----
           Marco A. Emrich             President and Chief Executive Officer (Principal              August 8, 2003
--------------------------------------                    Executive Officer)
           Marco A. Emrich


           Anita M. Primo            Controller and Acting Chief Financial Officer (Principal        August 8, 2003
--------------------------------------      Financial Officer and Principal Accounting Officer)
           Anita M. Primo

           David R. Vey                               Chairman of the Board                          August 8, 2003
--------------------------------------
           David R. Vey

        Michael A. Mulshine                                Director                                  August 8, 2003
--------------------------------------
        Michael A. Mulshine

        Victoria V. Looney                                 Director                                  August 8, 2003
--------------------------------------
        Victoria V. Looney

        Jack A. Pellicci                                   Director                                  August 8, 2003
--------------------------------------
        Jack A. Pellicci

        James Sargent                                      Director                                  August 8, 2003
--------------------------------------
        James Sargent

        Robert M. Shapiro                                  Director                                  August 8, 2003
--------------------------------------
        Robert M. Shapiro

        James T. Womble                                    Director                                  August 8, 2003
--------------------------------------
        James T. Womble

                                      -8-

                                  EXHIBIT INDEX

         5.1          Opinion of Pepper Hamilton LLP.

         10.48        Consulting Agreement dated May 6, 2003

         10.49        Consulting Agreement dated May 6, 2003

         10.50        Consulting Agreement dated May 3, 2003

         23.1         Consent of Ernst & Young LLP.

         23.2         Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

         24.1         Power of Attorney (included on signature pages).


                                      -9-